EXHIBIT 10.1

FOURTH ADDENDUM TO EMPLOYMENT AGREEMENT

THIS FOURTH ADDENDUM TO EMPLOYMENT AGREEMENT (the “Fourth Addendum”) is made effective as of the 22nd day of February, 2008, by and between Anworth Mortgage Asset Corporation, a Maryland corporation (“Anworth”), and Joseph Lloyd McAdams (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive and Anworth Mortgage Advisory Corporation (the “Company”) entered into an employment agreement dated January 1, 2002 (as amended to date, the “Agreement”);

WHEREAS, the Agreement was assumed by Anworth and the Executive, and the Company and Anworth entered into an addendum to such employment agreement dated April 18, 2002 (the “Addendum”), an addendum to such employment agreement dated May 28, 2004 (the “Second Addendum”) and an addendum to such employment agreement dated June 27, 2006 (the “Third Addendum”);

WHEREAS, Anworth and the Executive desire to further modify the terms of the Executive’s employment under the Agreement.

NOW THEREFORE, the parties hereby covenant and agree as follows:

1. Effective Date. This Fourth Addendum shall become effective on the date hereof.

2. Base Compensation (Section 4(a) of the Agreement). Section 4(a) of the Agreement is hereby amended and restated as follows:

4 (a) Base Compensation. The Executive’s base salary (Salary”) shall equal Nine Hundred and Twenty-Five Thousand Dollars ($925,000) per year. The Base Salary shall be payable in equal installments twice monthly consistent with Anworth’s regular business practices.”

3. Incentive Plan and Bonus (Section 4(b) of the Agreement). The Agreement is hereby amended by the addition of Section 4(b)(iii) as follows:

4(b)(iii) 2004 Equity Plan. The Executive shall be eligible to participate in a Restricted Stock Pool (the “Pool”) each year during the Term of Employment unless notified prior to the beginning of the year by the Compensation Committee of the Board of Directors (the “Compensation Committee”) that the Executive will not participate in the Pool during the following year.

The Pool shall be determined by reference to Anworth’s Return on Average Equity as more fully described in Exhibit A to this Agreement, and shall be allocated among the Chief Executive Officer and the Chief Investment Officer based on the assessment by the Compensation Committee of each participant’s performance.

The Compensation Committee, in its discretion, can adjust the aggregate Pool downward in any year by as much as ten percent (10%) depending upon the Compensation Committee’s assessment of Anworth’s leverage, book value stability and share price relative to peer group, among other considerations.

Fifty percent (50%) of any amount in excess of $100,000 allocated to the Executive from the Pool with respect to calendar year 2008 and each subsequent year will be paid in restricted stock in accordance with the 2004 Equity Plan.

Such restricted stock cannot be transferred or sold during the Executive’s employment by Anworth until the value of the Executive’s stock holdings in Anworth exceeds seven and one-half times the Salary; and then the restricted stock may be sold or transferred only to the extent that the value of the Executive’s stock holdings exceeds this multiple of Salary.

If the Compensation Committee should notify the Executive prior to the following year that the Executive will not participate in the Pool during the following year, the sale or transfer restrictions on previously issued Pool shares will be eliminated at that time.

4. Restricted Stock Pool (Exhibit A). The Agreement is hereby amended by the addition of Exhibit A to the Agreement, which is attached to this Fourth Addendum as Exhibit A.

5. Remaining Terms Unchanged. The parties agree that all terms and conditions of the Agreement (as modified by this Fourth Addendum), including, but not limited to, all provisions pertaining to compensation, termination, choice of law and arbitration, shall remain in full force and effect as modified hereby.

IN WITNESS WHEREOF, this Fourth Addendum to Employment Agreement is executed as of the day and year first above written.

Executive

/s/ Joseph Lloyd McAdams
Joseph Lloyd McAdams

Anworth Mortgage Asset Corporation

By:	/s/ Thad M. Brown
Name: Thad M. Brown
Title: Chief Financial Officer

Exhibit A

Restricted Stock Pool

The Company’s return on average equity (“ROAE”) is calculated as the twelve-month GAAP net income available to common stockholders minus depreciation, gains/losses on asset sales preferred stock dividends and impairment charges, divided by the average stockholder equity less (1) goodwill and (2) preferred stockholder equity.

The amount of the Return on Average Equity Pool shall be:

ROAE 0% or less		$0
ROAE greater than 0% and less than 8%	$	*
ROAE 8% or greater	$	**

* Any payments to Participants shall be at the discretion of the Compensation Committee and the amount available for the Pool shall be an amount not to exceed $500,000.

** If the ROAE is 8% or greater, the amount available for the Pool shall be $500,000 plus an amount equal to 10% of the first 5,000,000 of Excess Return and 6% of the amount of Excess Return greater than $5,000,000.

Equity	$500,000,000	$500,000,000	$500,000,000	$500,000,000	$500,000,000	$500,000,000

ROAE	0%	5%	8%	10%	15%	20%
ROAE	0	$25,000,000	$40,000,000	$50,000,000	$75,000,000	$100,000,000
ROAE (8%)	0	$40,000,000	$40,000,000	$40,000,000	$40,000,000	$40,000,000
Excess Return	-	-	-	$10,000,000	$35,000,000	$60,000,000

Incentive Comp	0	*	$500,000	$1,300,000	$2,800,000	$4,300,000

In the event of a fractional ROAE (with respect to the percentages contained in the above table), the Pool shall be interpolated in linear fashion between the applicable whole percentages.

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